Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
August 22, 2006	CONTACT: David D. Brown
(276) 326-9000

First Community Bancshares, Inc. Announces Increased Third Quarter Dividend
Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a third quarter dividend of twenty-six cents ($.26) to stockholders. The dividend represents an increase of 2.0% over the $.255 per share paid in the Third Quarter of 2005. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N. A. The third quarter dividend is payable to stockholders of record September 15, 2006, and is expected to be paid on or about September 29, 2006. The annualized dividend represents a yield of 3.2% based on recent First Community market prices. 2006 is expected to be the Company’s 16th consecutive year of regular dividend increases to stockholders.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.98 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-nine locations and six wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. The Company also offers wealth management services through its Trust & Financial Services Division which, as of June 30, 2006, managed assets with a market value of $478 million. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.